Exhibit 99

Manning & Napier, Inc. Reports Fourth Quarter and Full Year 2019 Earnings Results

FAIRPORT, NY, February 5, 2020 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or the "Company”) today reported 2019 fourth quarter and full year results for the period ended December 31, 2019.
Summary Highlights
•Assets under management ("AUM") at December 31, 2019 were $19.5 billion, compared to $20.5 billion at September 30, 2019
•Revenue for the fourth quarter was $32.7 million, a decrease of 13% and 4% from the fourth quarter of 2018 and the third quarter of 2019, respectively
•Fourth quarter loss before taxes was $3.1 million; the net loss attributable to Manning & Napier, Inc. for the fourth quarter was $0.4 million, or $0.02 net loss per diluted share
•On a non-GAAP basis, as defined in the Non-GAAP Financial Measures section below, economic net income for the fourth quarter was $3.8 million, or $0.05 per adjusted share
•The Company's Board of Directors declared a quarterly dividend of $0.02 per share of Class A common stock at its October 2019 board meeting
•The Company selected InvestCloud to lead its digital transformation

“In the fourth quarter, we delivered strong performance for our clients, building on the excellent results generated both earlier in the year and over the past several years. We are pleased with our relative and absolute performance, as well as our ability to continue to meet client objectives in all market environments,” remarked Marc Mayer, Chief Executive Officer of Manning & Napier.

Mr. Mayer continued, “Our organization made significant progress on our strategic transformation during 2019. We made important changes to our leadership team, implemented key governance and operating committees, revamped our distribution strategies, put in place definitive plans to overhaul and modernize our IT and associated business processes, consolidated numerous offerings and solutions, eliminated tangential initiatives, and substantially reduced ongoing costs. While we still have much to accomplish before completing this transformation, we are excited for the upcoming year as we focus on our historical strengths of delivering excellent investment results and a superior client experience.”
Fourth Quarter 2019 Financial Review
Manning & Napier reported fourth quarter 2019 revenue of $32.7 million, a decrease of 13% from revenue of $37.4 million reported in the fourth quarter of 2018, and a decrease of $1.4 million, or 4%, from revenue of $34.2 million reported in the third quarter of 2019. Average AUM for the quarter was $19.6 billion, a 9% decrease from the fourth quarter of 2018 and a 6% decrease from the third quarter of 2019, when average AUM was $21.5 billion and $20.9 billion, respectively. As a result, revenue as a percentage of average AUM was 0.66% for the fourth quarter of 2019, compared to 0.69% and 0.65% for the fourth quarter of 2018 and the third quarter of 2019, respectively. The reduction in revenue as a percentage of average AUM in the quarter compared to the fourth quarter of 2018 was driven by mutual fund and collective investment trust investment management revenue, which decreased by $2.2 million, or 24%, compared to the fourth quarter of 2018. The mutual fund and collective trust revenue reduction outpaced the decline in average AUM compared to the fourth quarter of 2018 primarily as a result of the completion of the mutual fund fee restructure by Manning & Napier Advisors, LLC (the "Advisor"), where investment management fees were reduced across a majority of the product set at the end of the first quarter 2019.

Total operating expenses for the fourth quarter 2019 were $37.2 million, an increase of $5.1 million, or 16%, compared with the fourth quarter of 2018, and an increase of $6.5 million, or 21%, compared with the third quarter of 2019 due to the factors described below.
Compensation and related costs were $19.9 million for the fourth quarter of 2019, an increase of $1.0 million, or 5%, compared with the fourth quarter of 2018 and an increase of $0.4 million, or 2%, compared with the third quarter of 2019. The change in the current quarter compared to both the fourth quarter of 2018 and third quarter of 2019 was driven by higher incentive compensation for our investment team resulting from investment performance and an increase in employee severance costs, partially offset by a decrease in our workforce. The Company's average workforce during the fourth quarter of 2019 decreased by 17% and 5% when compared to the fourth quarter of 2018 and third quarter of 2019, respectively. Excluding employee severance costs, compensation and related costs as a percentage of revenue were 57% for the fourth quarter of 2019 compared with 49% for the fourth quarter of 2018 and 55% for the third quarter of 2019.
Distribution, servicing and custody expenses for the fourth quarter of 2019 decreased by $1.5 million, or 35%, compared with the fourth quarter of 2018 and by $0.1 million, or 4%, compared with the third quarter of 2019. The 35% decrease in distribution, servicing and custody expenses when compared to the fourth quarter of 2018 is the result of a decrease in average mutual fund and collective trust AUM of 14%, as well as the impacts from the Advisor's mutual fund fee restructure initiative completed during the first quarter of 2019, where a portion of these expenses are now borne by the mutual funds directly.
Other operating costs increased by $5.6 million, or 62%, compared with the fourth quarter of 2018, and increased by $6.2 million, or 75%, compared with the third quarter of 2019. During the fourth quarter of 2019, the Company recognized expenses of $6.3 million related to its technology upgrade initiatives as described below in the Other Business Updates section of this release. As a percentage of revenue, other operating costs for the fourth quarter of 2019 were 44% compared to 24% for both the fourth quarter of 2018 and the third quarter of 2019.
Operating loss was $4.5 million for the quarter, a decrease of $9.8 million from operating income of $5.3 million for the fourth quarter of 2018, and a decrease of $7.9 million from operating income of $3.4 million for the third quarter of 2019, primarily related to the impact of the increases in compensation and related costs and in other operating costs described above. Operating margin for the fourth quarter of 2019 was a negative 14%, compared with 14% for the fourth quarter of 2018 and 10% for the third quarter of 2019.
Non-operating income was $1.3 million for the quarter, compared to $0.7 million and $3.3 million for the fourth quarter of 2018 and third quarter of 2019, respectively. The third quarter of 2019 includes a $2.9 million gain on the Company's sale of its subsidiary, Perspective Partners, LLC. The fourth quarter of 2019 includes approximately $0.5 million of net gains on investments held by the Company, compared to net losses of $1.3 million in the fourth quarter of 2018 and less than $0.1 million of net gains in the third quarter of 2019. Interest and dividend income for the fourth quarter of 2019 was $0.8 million, a decrease compared to $1.0 million for the fourth quarter of 2018, and consistent with $0.8 million of interest and dividend income for the third quarter of 2019.
Net loss attributable to the controlling and the non-controlling interests for the fourth quarter of 2019 was $2.9 million, compared to net income attributable to the controlling and the non-controlling interests of $4.5 million in the fourth quarter of 2018 and $6.6 million in the third quarter of 2019. Net loss attributable to Manning & Napier, Inc. for the fourth quarter of 2019 was $0.4 million, or $0.02 net loss per basic and diluted share, compared to net income attributable to Manning & Napier, Inc. of $0.4 million, or $0.03 per basic and diluted share, in the fourth quarter of 2018 and $0.8 million, or $0.05 per basic and diluted share, in the third quarter of 2019 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC ("Manning & Napier Group"). The remaining ownership interest is attributable to the other members of Manning & Napier Group.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported fourth quarter 2019 economic income of $5.3 million, compared to $5.9 million in the fourth quarter of 2018 and $5.2 million in the third quarter of 2019. The Company reported economic net income of $3.8 million, or $0.05 per adjusted share, in the fourth quarter of 2019 compared to $3.5 million, or $0.04 per adjusted share, in the fourth quarter of 2018 and $3.7 million, or $0.05 per adjusted share, in the third quarter of 2019.

Twelve months ended December 31, 2019 Financial Review
Manning & Napier reported 2019 revenue of $136.0 million, a decrease of 16% from revenue of $161.3 million reported in 2018. This decrease was driven by changes in average AUM, which decreased by 11% from the prior year to $20.5 billion in 2019, coupled with the effects of the mutual fund fee restructure completed in the first quarter of 2019. 2019 revenue as a percentage of average AUM was 0.66%, compared to 0.70% for the prior year.
Total operating expenses for 2019 were $133.3 million, a decrease of $4.7 million, or 3%, from 2018.
Compensation and related costs for 2019 decreased by $6.4 million, or 7%, when compared to 2018. This change was driven by a 16% reduction in our average workforce as well as lower variable incentive costs as a result of the reduction in AUM and revenue. This decrease was partially offset by an increase of $2.4 million from the prior year attributable to the timing and amount of awards granted under our equity and long-term incentive plans. Excluding employee severance costs, compensation and related costs as a percentage of revenue were 57% for 2019 compared to 52% for the prior year.
Distribution, servicing and custody expenses for 2019 decreased by $5.6 million, or 31%, from 2018. The decrease in distribution, servicing and custody expense resulted from decreases in average mutual fund and collective trust AUM, which decreased by 15% from 2018 as well as the completion of the Advisor's mutual fund fee restructure initiative during the first quarter of 2019, where a portion of these expenses are now borne by the mutual funds directly.
Other operating costs for 2019 increased by $7.4 million, or 23%, when compared to 2018. As described further below in the Other Business Updates section of this release, this increase is driven primarily by $6.3 million of expenses recognized by the Company during the fourth quarter of 2019 related to its technology upgrade initiatives. The increase in operating costs over 2018 is also driven by the $2.1 million gain reflected in the first quarter of 2018 related to the Company's sale of Rainier U.S. mutual funds, which offset other costs in the first quarter of 2018. Other operating costs as a percentage of revenue were 29% for 2019 and 20% for the same period in 2018.
Operating income was $2.7 million for 2019, a decrease of $20.7 million, or 88%, from 2018. Operating margin for 2019 was 2% compared to the prior year of 14%.
Non-operating income for 2019 was $7.6 million, an increase of $5.3 million from non-operating income of $2.3 million in 2018. The 2019 period includes the $2.9 million gain from the Company's sale of Perspective Partners, LLC during the third quarter of 2019 as well as a $1.7 million net gain on investments held by the Company, compared to a net loss on investments of $1.5 million in 2018. Interest and dividend income for 2019 was $3.3 million, compared to $2.4 million in 2018.
Income before provision for income taxes was $10.3 million for 2019, compared to $25.6 million in 2018, a 60% decrease. Provision for income taxes decreased by $2.2 million when compared to the same period in 2018, driven by a decrease in taxable earnings compared to the prior year.
Net income attributable to the controlling and the non-controlling interests was $9.9 million and $23.0 million in 2019 and 2018, respectively. Net income attributable to Manning & Napier, Inc. for 2019 was $1.4 million, or $0.10 per basic and $0.09 per diluted share, compared to $3.2 million, or $0.21 per basic and diluted share in 2018.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported economic income of $18.5 million for the twelve months ended December 31, 2019 compared to $25.6 million in 2018. Economic net income for 2019 was $13.2 million, or $0.17 per adjusted share, compared to $17.4 million, or $0.22 per adjusted share in 2018.
Assets Under Management
As of December 31, 2019, AUM was $19.5 billion, a decrease of 5% from $20.5 billion as of September 30, 2019 and 3% from $20.2 billion as of December 31, 2018. The composition of the Company's AUM across portfolios as of December 31, 2019 was 69% in blended assets, 26% in equity, and 5% in fixed income, compared with 65% in blended assets, 30% in equity, and 5% in fixed income at September 30, 2019, and 67% in blended assets, 27% in equity, and 6% in fixed income at December 31, 2018. By channel, the composition of the Company's AUM at December 31, 2019 was approximately 45% in wealth management and 55% in institutional and intermediary.
Since September 30, 2019, AUM decreased by nearly $1.0 billion. This decrease in AUM was attributable to net client outflows of approximately $2.0 billion, partially offset by approximately $1.0 billion in market appreciation. The net client outflows of $2.0 billion consisted of separately managed account net outflows of approximately $1.5 billion as well as mutual fund and collective investment trust net outflows of approximately $0.5 billion. Of the $1.5 billion in separately managed account outflows, $1.0 billion is attributable to a cancellation of a Sub-Advisory relationship in October 2019. Due in large part to this cancellation, the annualized separate account retention rate for the three months ended December 31, 2019 was 60%, compared to 83% for the 12 months ended December 31, 2019.
When compared to December 31, 2018, AUM decreased by approximately $0.7 billion from $20.2 billion, including decreases of approximately $0.1 billion, or 1%, in separate account AUM and approximately $0.5 billion, or 8%, in mutual fund and collective investment trust AUM. The $0.7 billion decrease in AUM from December 31, 2018 to December 31, 2019 was attributable to net client outflows of approximately $4.5 billion, partially offset by market appreciation of approximately $3.8 billion. The net client outflows of $4.5 billion consisted of approximately $2.8 billion of net outflows for separate accounts and $1.7 billion of net outflows for mutual funds and collective investment trusts.
Balance Sheet
Cash and cash equivalents, and investments totaled $157.6 million as of December 31, 2019, compared to $153.0 million as of September 30, 2019. The increase in cash and cash equivalents, and investments during the quarter was driven primarily by the timing of accrued incentive compensation payments.
During the quarter ended December 31, 2019, Manning & Napier Group distributed approximately $1.0 million in cash to its members, and the Company declared a fourth quarter dividend of $0.02 per share of Class A common stock. As of December 31, 2019, the Company had no debt.
Other Business Updates
The Company has selected InvestCloud to lead the firm's digital transformation, and will utilize InvestCloud's full suite of applications in order to deliver what it believes will be the best possible experience for its clients and partners. The multi-phased conversion will focus on enhancing the digital client experience, streamlining back-office processes, and centralizing performance data and reporting.
This relationship with InvestCloud represents another step in the Company’s efforts to advance its digital transformation, and it will replace an existing license agreement for internal-use software. As a result, during the fourth quarter of 2019 the Company recorded a non-cash charge of approximately $3.1 million for the impairment of existing internal-use software and recognized an expense of approximately $3.2 million for future cash obligations under the existing license agreement. These charges are reflected within other operating costs on our Consolidated Statements of Operations.
Conference Call
Manning & Napier will host a conference call to discuss its 2019 fourth quarter and full year financial results on Wednesday, February 5, 2020, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 8669959. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through February 13, 2020. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 8669959. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.
Non-GAAP Financial Measures
To provide investors with greater insight into operating results, promote transparency, facilitate comparison of period-to-period results, and to allow a more comprehensive understanding of information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of operations presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Beginning with the release of our operating results for the third quarter of 2019, as supplemental information we began providing a new non-GAAP measure, economic income. Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business as a whole in the ordinary, ongoing and customary course of its operations.

Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic income, for periods beginning in and subsequent to January 1, 2019, presents a financial measure of the controlling and non-controlling interests of Manning & Napier Group and excludes from income before provision for income taxes strategic restructuring and transaction costs, net. We define strategic restructuring and transaction costs, net, as items related to our ongoing strategic review focused on the evolution of our distribution strategy and technology initiatives. These include severance-related costs, certain consulting and other professional service fees, lease and other contract termination costs, and gain or loss on sale of a business. Non-GAAP measures for the first and second quarters of 2019 have been restated to conform to the current period presentation.
Economic net income is a non-GAAP measure of after-tax operating performance for the controlling and non-controlling interests of Manning & Napier Group and equals the Company’s income before provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group allocated to the units of Manning & Napier Group is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 29.0%, 29.0%, and 41.9% for the three-month periods ended December 31, 2019, September 30, 2019, and December 31, 2018, respectively, and 29.0% and 32.0% for the twelve months ended December 31, 2019 and 2018, respectively, reflecting assumed federal, state and local income taxes.
Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, weighted average unvested restricted stock units, weighted average unvested restricted stock awards and weighted average vested stock options are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 307 employees as of December 31, 2019.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts
Investor Relations:
Sean Silva
Prosek Partners
646-818-9122
ssilva@prosek.com
Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Revenues
Management Fees
Separately managed accounts	$21,095	$21,981	$23,057	$86,289	$97,123
Mutual funds and collective investment trusts	6,698	7,015	8,856	29,344	41,462
Distribution and shareholder servicing	2,467	2,570	2,904	10,227	12,089
Custodial services	1,606	1,763	1,753	6,864	7,591
Other revenue	866	849	869	3,277	3,066
Total revenue	32,732	34,178	37,439	136,001	161,331
Expenses
Compensation and related costs	19,854	19,504	18,841	80,967	87,408
Distribution, servicing and custody expenses	2,832	2,959	4,374	12,568	18,175
Other operating costs	14,526	8,286	8,941	39,758	32,366
Total operating expenses	37,212	30,749	32,156	133,293	137,949
Operating income (loss)	(4,480)	3,429	5,283	2,708	23,382
Non-operating income (loss)
Non-operating income, net	1,349	3,298	664	7,597	2,250
Income (loss) before provision for income taxes	(3,131)	6,727	5,947	10,305	25,632
Provision for (benefit from) income taxes	(275)	150	1,403	448	2,647
Net income (loss) attributable to the controlling and the noncontrolling interests	(2,856)	6,577	4,544	9,857	22,985
Less: net income (loss) attributable to the noncontrolling interests	(2,490)	5,753	4,107	8,424	19,788
Net income (loss) attributable to Manning & Napier, Inc.	$(366)	$824	$437	$1,433	$3,197

Net income (loss) per share available to Class A common stock
Basic	$(0.02)	$0.05	$0.03	$0.10	$0.21
Diluted	$(0.02)	$0.05	$0.03	$0.09	$0.21
Weighted average shares of Class A common stock outstanding
Basic	15,375,469	15,290,595	14,740,790	15,216,707	14,623,198
Diluted	15,375,469	15,600,686	14,740,790	77,973,919	14,630,170

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Net income (loss) attributable to Manning & Napier, Inc.	$(366)	$824	$437	$1,433	$3,197
Add back: Net income (loss) attributable to the noncontrolling interests	(2,490)	5,753	4,107	8,424	19,788
Add back: Provision for (benefit from) income taxes	(275)	150	1,403	448	2,647
Income (loss) before provision for income taxes	(3,131)	6,727	5,947	10,305	25,632
Add back: Strategic restructuring and transaction costs, net (1)	8,440	(1,550)	—	8,224	—
Economic income (Non-GAAP)	5,309	5,177	5,947	18,529	25,632
Adjusted income taxes (Non-GAAP)	1,539	1,501	2,493	5,373	8,202
Economic net income (Non-GAAP)	$3,770	$3,676	$3,454	$13,156	$17,430

Weighted average shares of Class A common stock outstanding - Basic	15,375,469	15,290,595	14,740,790	15,216,707	14,623,198
Assumed vesting, conversion or exchange of:
Weighted average Manning & Napier Group, LLC units outstanding (noncontrolling interest)	62,034,200	62,034,200	63,349,721	62,470,304	63,489,881
Weighted average unvested restricted stock units and stock awards	1,504,658	1,708,608	970,090	1,705,445	803,559
Weighted average vested stock options	—	—	—	—	—
Weighted average adjusted shares (Non-GAAP)	78,914,327	79,033,403	79,060,601	79,392,456	78,916,638

Economic net income per adjusted share (Non-GAAP)	$0.05	$0.05	$0.04	$0.17	$0.22

(1) Strategic restructuring and transaction costs, net, are included in the following financial statement line items of our Consolidated Statements of Operations:

Compensation and benefits	$1,619	$677	$—	$3,406	$—
Other operating costs	6,821	656	—	7,701	—
Gain on sale of business	—	(2,883)	—	(2,883)	—
Total strategic restructuring and transaction costs, net	$8,440	$(1,550)	$—	$8,224	$—

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of September 30, 2019	$14,462.6	$6,010.6	$20,473.2	$13,387.5	$6,032.2	$1,053.5	$20,473.2
Gross client inflows (1)	581.3	273.0	854.3	368.5	456.9	28.9	854.3
Gross client outflows (1)	(2,113.2)	(766.8)	(2,880.0)	(826.1)	(1,983.8)	(70.1)	(2,880.0)
Market appreciation/(depreciation) & other (2)	714.1	318.5	1,032.6	543.4	483.5	5.7	1,032.6
As of December 31, 2019	$13,644.8	$5,835.3	$19,480.1	$13,473.3	$4,988.8	$1,018.0	$19,480.1
Average AUM for period	$13,753.8	$5,864.0	$19,617.8	$13,370.1	$5,211.9	$1,035.8	$19,617.8

As of June 30, 2019	$14,814.1	$6,436.7	$21,250.8	$13,844.3	$6,309.5	$1,097.0	$21,250.8
Gross client inflows (1)	295.4	308.3	603.7	433.8	107.1	62.8	603.7
Gross client outflows (1)	(853.2)	(783.8)	(1,637.0)	(1,116.7)	(396.4)	(123.9)	(1,637.0)
Market appreciation/(depreciation) & other (2)	206.3	49.4	255.7	226.1	12.0	17.6	255.7
As of September 30, 2019	$14,462.6	$6,010.6	$20,473.2	$13,387.5	$6,032.2	$1,053.5	$20,473.2
Average AUM for period	$14,658.3	$6,218.4	$20,876.7	$13,619.9	$6,177.2	$1,079.6	$20,876.7

As of September 30, 2018	$15,732.5	$7,339.4	$23,071.9	$14,943.8	$6,943.6	$1,184.5	$23,071.9
Gross client inflows (1)	496.9	447.4	944.3	592.8	317.2	34.3	944.3
Gross client outflows (1)	(1,218.9)	(719.7)	(1,938.6)	(1,051.7)	(784.4)	(102.5)	(1,938.6)
Market appreciation/(depreciation) & other (2)	(1,218.4)	(695.6)	(1,914.0)	(952.7)	(974.5)	13.2	(1,914.0)
As of December 31, 2018	$13,792.1	$6,371.5	$20,163.6	$13,532.2	$5,501.9	$1,129.5	$20,163.6
Average AUM for period	$14,641.4	$6,820.2	$21,461.6	$14,169.7	$6,119.1	$1,172.8	$21,461.6

For the twelve months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2018	$13,792.1	$6,371.5	$20,163.6	$13,532.2	$5,501.9	$1,129.5	$20,163.6
Gross client inflows (1)	1,494.0	1,235.1	2,729.1	1,431.4	1,105.0	192.7	2,729.1
Gross client outflows (1)	(4,244.5)	(2,968.2)	(7,212.7)	(3,754.4)	(3,071.1)	(387.2)	(7,212.7)
Market appreciation/(depreciation) & other (2)	2,603.2	1,196.9	3,800.1	2,264.1	1,453.0	83.0	3,800.1
As of December 31, 2019	$13,644.8	$5,835.3	$19,480.1	$13,473.3	$4,988.8	$1,018.0	$19,480.1
Average AUM for period	$14,276.1	$6,201.1	$20,477.2	$13,577.5	$5,816.3	$1,083.4	$20,477.2

As of December 31, 2017	$16,856.6	$8,256.6	$25,113.2	$15,666.6	$8,120.6	$1,326.0	$25,113.2
Gross client inflows (1)	1,637.0	1,965.2	3,602.2	1,943.9	1,477.4	180.9	3,602.2
Gross client outflows (1)	(4,078.1)	(3,093.4)	(7,171.5)	(3,638.4)	(3,134.4)	(398.7)	(7,171.5)
Acquired/(disposed) assets	—	(251.6)	(251.6)	—	(251.6)	—	(251.6)
Market appreciation/(depreciation) & other (2)	(623.4)	(505.3)	(1,128.7)	(439.9)	(710.1)	21.3	(1,128.7)
As of December 31, 2018	$13,792.1	$6,371.5	$20,163.6	$13,532.2	$5,501.9	$1,129.5	$20,163.6
Average AUM for period	$15,596.5	$7,333.3	$22,929.8	$14,873.2	$6,844.4	$1,212.2	$22,929.8
(1) Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
(2) Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of  changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.
# # #